EXHIBIT 10.5

                            PROMISSORY NOTE
                             COMMERCE BANK

$8,200,000.00 and interest            St. Louis (Clayton), Missouri
                                                 April 5,  1994

     The undersigned EDJ Leasing Co., L.P., a Missouri Limited Partnership promises to pay to the order of Commerce Bank, National Association, ("Bank") the principal sum of Eight Million Two Hundred Thousand and no/100 Dollars at its office, with accrued interest from date thereon at the per annum rate equal to the Prime Rate of Bank, payable as follows:

Monthly payments of $194,444.44 principal plus accrued interest, beginning on the 1st day of May, 1994 and on the 1st day of each month thereafter until May 1, 1997, when all principal and accrued interest shall be due and payable in full.

     Interest on this note shall be calculated on the actual number of days on the basis of a year of 360 days. Payments will be applied first to interest then to principal. The amount of the final payment may vary depending on the timeliness and amounts of the preceding payments.

     Acceptance of payments after a date on which Bank may demand payment in full shall not constitute a waiver of the Bank's right to demand payment in full thereafter. This note shall bear interest after maturity at the rate of 3% over the stated rate but not exceeding the maximum rate allowed by law; and if not paid annually, such interest shall be compounded annually. As used herein, "Prime Rate" shall mean the per annum rate of interest established from time to time by Bank and designated as such for its internal convenience, and no representation is made that the Prime Rate is the lowest, the best or a favored rate of interest. The rate of interest charged on this note, shall change with, and be effective on the date of each change in the Prime Rate.

     Any one or more of the following events shall constitute a default hereunder: failure of the undersigned to comply with any of the provisions contained in this note or in any security instrument securing the same or in any other agreement between the undersigned and Bank, failure of any guarantor, indemnitor, or surety of this note to comply with any of the provisions of any guaranty or other agreement relating thereto (including any security instrument securing the same), or any event (such as transfer of collateral) under any security instrument securing this note or in any other agreement in respect of borrowed money to which the undersigned is a party which allows Bank or any other person to declare any indebtedness owing by the undersigned due and payable in full, dissolution, termination of existence, insolvency, failure to pay debts as they mature, appointment of a receiver of any part of the property of, an assignment for the benefit of creditors, or the commencement of any proceedings under bankruptcy or insolvency laws by or against any of the undersigned or any guarantors or endorsers of this note, or if the Bank in good faith believes that its prospect of payment is impaired. Upon the occurrence of an event of default, then or at any time thereafter, this note and all other obligations of each of the undersigned, shall at the option of Bank, become due and payable without notice or demand, unless notice or demand be required by applicable law or regulation.

     Unless prohibited by law, the undersigned will pay on demand all reasonable costs of collection, reasonable legal expenses and reasonable attorney's fees incurred or paid in collecting and/or enforcing this note, including any and all fees incurred by Bank for representation in any insolvency or bankruptcy proceedings related to the undersigned, any guarantor or obligor under any security or other agreement held by Bank as collateral for this Note. Furthermore, Bank reserves the right to offset without notice all funds held by Bank against matured debts owing to Bank by the undersigned.

     The Undersigned reserves the right to prepay, in whole or in part, at any time and from time to time, without penalty or premium of any kind.

     All without notice to and without affecting the liability to Bank of any of the undersigned, (1) each of the undersigned waives presentment, protest, demand, notice of dishonor or default, and consents to the release of any party or parties directly or indirectly liable for payment hereof or the release, subordination or substitution of any collateral securing this obligation; and (2) each co-maker, indorser, accommodation party, or guarantor, if any, consents to any and all amendments, modifications (including changes in interest rate), and/or renewals and extensions (including successive renewals or extensions and whether for the same term or such shorter or longer term as Bank may require) provided such amendment, modification, renewal and/or extension is executed by at least one of the undersigned.